AGREEMENT AND PLAN OF MERGER


                           PARTICLE INTERCONNECT, INC.
                           (A California Corporation)

                        PARTICLE INTERCONNECT CORPORATION
                            (A Colorado Corporation)

                              INTERCELL CORPORATION
                            (A Colorado Corporation)

                          AGREEMENT AND PLAN OF MERGER

     (Pursuant to Section 7-111-107 of the Colorado Business Corporation Act and Section 1108 of the California Corporations Code.)

         This Agreement and Plan of Merger (the "Agreement"), dated and effective as of September 3, 1996 is by and between Particle Interconnect, Inc. ("PII"), a California corporation, Particle Interconnect Corporation ("Particle"), a Colorado corporation, and Intercell Corporation, ("Intercell"), a Colorado Corporation.

                                   WITNESSETH:

         WHEREAS, the Board of Directors of PII, Particle and Intercell deem it advisable and in the best interests of PII, Particle and Intercell and their respective shareholders that PII merge with and into Particle (the "Merger") resulting in the issuance of the no par value common stock of Intercell ("Intercell Common Stock") in exchange for the shares of the $0.01 par value common stock of PII ("PII Common Stock"), all as provided in this Agreement; and

         WHEREAS, the specific business purpose of PII, Particle and Intercell for entering into this Agreement is to consolidate the respective assets of PII and Particle into one entity which is more capable of acquiring additional capitalization and which is more competitive; and

         WHEREAS,   PII,   Particle  and   Intercell   desire  to  make  certain
representations, warranties, covenants and agreements in connection with the Merger, and also desire to prescribe various conditions to the Merger; and

         WHEREAS, the Boards of Directors of PII, Particle and Intercell have each approved and adopted this Agreement as a plan of Merger between PII, Particle and Intercell within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1968, as amended (the "Code").

         NOW THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.01 Closing. The closing of the transactions contemplated herein (the "Closing") shall occur at the offices of Particle at 3550 Marksheffel, Colorado Springs, Colorado, 80925 or at such other place as is mutually agreeable to the parties, on the earliest practicable date following the day on which the last of any required shareholder approvals shall have been obtained, which date is contemplated to be September 3, 1996 (the "Closing Date"). If the Closing Date can be accelerated or must be delayed, the parties agree to consent to such change.

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


         1.01.1 ARTICLES OF MERGER. This instrument shall also be considered Articles of Merger which shall be filed, if required by any applicable law.

         1.02 EFFECTIVE TIME OF THE MERGER. The "Effective Time of the Merger" shall be the date and time that the Articles of Merger are filed with the Secretary of State of the State of California.

       1.02.1  REQUISITE APPROVAL.  This Agreement and the Merger have been:

               (a) Approved by the Boards of Directors of PII, Particle and Intercell, as required by applicable law; and

               (b) Approved by the number of votes cast, by each voting group of PII, Particle and Intercell, entitled to vote separately on the Merger, sufficient for approval by that voting group, as required by applicable law.

     1.03 CORPORATE EXISTENCE OF THE SURVIVING CORPORATION. At the Effective Time of the Merger, PII shall be merged with and into Particle which shall be the surviving corporation. The corporate identity, existence, purposes, powers, franchises, rights and immunities of PII (hereinafter sometimes referred to as the "Surviving Corporation") shall continue unaffected and unimpaired by the Merger and the corporate identity, existence, purposes, powers, franchises, rights and immunities of PII shall be merged into the Surviving Corporation and the Surviving Corporation shall be fully vested therewith. The separate existence of PII, except insofar as otherwise specifically provided by law, shall cease at the Effective Time of the Merger, whereupon PII and the Surviving Corporation shall be and become one single corporation.

     1.04 ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. The Articles of Incorporation of Particle, as in effect immediately prior to the Effective Time of the Merger, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation.

     1.05 BYLAWS OF SURVIVING CORPORATION. The Bylaws of Particle as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until amended in accordance with law.

     1.06 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The duly qualified and acting directors and officers of Particle immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation, each such director and officer to hold office until the term for which he or she has previously been elected shall expire and until his or her successor has been elected and qualified.

     1.07  EFFECT  OF THE  MERGER.  At the  Effective  Time of the  Merger,  the
Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy, all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and shall be subject to all the restrictions, disabilities and duties of both Particle and PII; and all the rights privileges, immunities, powers and franchises of both Particle and PII, and all property, real, personal and mixed, tangible or intangible, and all debts due to both Particle and PII on whatever account, for stock subscriptions as well as for all other things in action or belonging to each of said corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other

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interest  shall be  thereafter  as  effectually  the  property of the  Surviving
Corporation as they were of both Particle and PII; and the title to or any interest in any real estate or oil, gas or mineral lease vested by deed, assignment or otherwise in both Particle and PII shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and liens upon any property of either Particle or PII shall be preserved unimpaired, limited in lien to the property affected by such liens at the Effective Time of the Merger; and all debts, liabilities and duties of both Particle and PII, respectively, shall thenceforth attach to the Surviving corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

     1.08 ADDITIONAL OBLIGATIONS. If at any time the Surviving Corporation shall deem or be advised that any further grants, assignments, confirmations or assurances are necessary or desirable to vest or to perfect or confirm of record or otherwise in the Surviving Corporation the title to any property of PII, the officers or any of them and directors of PII shall execute and deliver any and all such deeds, assignments, confirmations and assurances and do all things necessary or proper so as to best prove, confirm and ratify title to such property in the Surviving Corporation or to otherwise carry out the purposes of the Merger and the terms of this Agreement or both. The Surviving Corporation shall have the same power and authority to act in respect to any debts, liabilities and duties of PII as PII would have had, had it continued in existence.

     1.09  CONVERSION AND EXCHANGE OF SHARES.

           (a). The manner and basis of converting or exchanging the shares of each of Particle and PII shall be as follows:

                           (1). Each share (and  fraction  thereof) of the $0.01
                  par value common stock of PII which shall be outstanding immediately prior to the Effective Time of the Merger (except any such shares which shall then be held in the treasury of
                  PII) shall be changed, by virtue of the Merger and without any action on the part of the holder thereof, into: One Thousand (1,000) shares of Intercell so that upon the Effective Time of the Merger Intercell shall issue One Million, Four Hundred Thousand (1,400,000) shares in exchange for all capital stock of PII.

                           (2). At the Effective Time of the Merger, all capital
                  stock of PII owned by PII as treasury shares, if any, shall be canceled and such shares shall not be converted into shares of the Common Stock of Intercell. At the Effective Time of the Merger, all capital stock of PII issued and outstanding shall be canceled and automatically subject to conversion into Intercell Common Stock as described in subparagraph 1.09(a)(1).

                           (3) No  fractional  shares of Intercell  Common Stock
                  shall be issued in connection with the Merger. Instead, each holder of record shares of Intercell Common Stock at the Effective Date entitled to a fractional interest arising from the conversion of such shares shall receive a cash payment for such fractional share. The cash payment for such fractional share shall be based upon the book value of such shares. No such holder shall be entitled to dividends or other rights in respect of any such fractional interest.


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           (b). If not previously surrendered to Intercell,  at the Closing, not later than twenty (20) days after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of PII Common Stock shall surrender the same to Corporate Stock Transfer, Inc. ("Exchange Agent"), and each such holder shall be entitled upon such surrender to receive in exchange therefor, a certificate or certificates representing the number of shares of Intercell Common Stock into which the certificate or certificates so surrendered shall have been converted as aforesaid. After the Effective Time of the Merger and until surrendered to, and canceled by the Exchange Agent, each certificate which, prior to the Effective Time of the Merger, represented outstanding shares of PII Common Stock shall be deemed for all corporate purposes to evidence the number of shares of Intercell Common Stock into which the same shall be been converted. Dividends on common stock of Intercell (if any are declared) payable after the Effective Time of the Merger with respect to such shares shall not be paid with respect there to until the related PII certificates shall be been surrendered, whereupon they shall be paid without interest to the person in whose name Intercell Common Stock certificates are issued. Notwithstanding the foregoing, any shareholder of PII who lawfully elects to exercise his right to dissent form the Merger in accordance with the California Corporation Code will not be deemed to have converted his or her shares of PII Common Stock into shares of Intercell Common Stock until such time as that shareholder is no longer entitled to payment for his shares. At that time shares of PII Common Stock held by a dissenting shareholder, but with respect to which such shareholder did not exercise his right to dissent from the Merger, shall be deemed converted into shares of Intercell Common Stock as aforesaid as of the Effective Time.

           (c). For purposes of paragraphs 1.09(a) and (b) of this Article I, shares of PII Common Stock outstanding immediately prior to the Effective Time of the Merger shall not include any shares of PII Common Stock with respect to which the holders thereof ("Dissenting PII Stockholders") shall have filed written objections to the Merger in the manner provided in the California Corporation Code, provided, that if any such person shall subsequently lose his or her dissenter's rights, the shares of PII Common Stock held by such person shall be deemed changed into shares of Intercell Common Stock as provided herein, as of the Effective Time of the Merger, and shall be exchanged in the manner and entitled to the rights provided herein. PII shall give Intercell (i) prompt notice of any written objections or demands for payment of the value of their shares of PII Common Stock received from the Dissenting PII Stockholders and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. PII shall not, without the prior written consent of Intercell voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

           (d). If any certificate for shares of Intercell Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer with signatures thereon duly guaranteed by a bank or trust company and that the person requesting such exchange (i) pay to the Exchange Agent any transfer expenses or other taxes required by reason of the issuance of a certificate for share of Intercell Common Stock in any name other than that of the registered holder of the certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such transfer expenses or other taxes required by the issuance of a certificate for shares of Intercell Common Stock in the same name of the registered holder of the certificate for PII Common Stock surrendered shall be paid by Intercell Corporation.


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

           (e) If Intercell has not previously delivered the Intercell Common Stock deliverable hereunder, at the Closing, to the holders of the PII Common Stock, as requested by such holders, then Intercell shall issue and deliver, or cause to be issued and delivered to the Exchange Agent one certificate representing the aggregate number of shares of Intercell Common Stock to which all holders of PII Common Stock shall be entitled pursuant to this Agreement and Plan of Merger, but in no event exceeding One Million, Four Hundred Thousand (1,400,000) shares of Intercell Common Stock. The certificate so delivered by Intercell shall thereafter be divided into certificates of such denominations and registered in such names as requested by the shareholders of PII, but under no circumstance shall Intercell be required to issue certificates for fractional shares.

           (f) If after the date hereof and prior to the Effective Time of the Merger, (i) there shall be any recapitalization, split-up or consolidation of shares of Intercell Common Stock or PII Common Stock or (ii) the outstanding shares of Intercell or PII common Stock are, in connection with a Merger or consolidation of Intercell or PII exchanged for a different number or class of shares of stock of Intercell or PII or for the shares of the capital stock of any other corporation or (iii) the record date for determination of holders of Intercell or PII Common Stock entitled to receive a dividend payable in such stock shall occur, then there shall be made an appropriate adjustment in the number and class of the shares to be issued and delivered upon the Merger.



                                   ARTICLE II

                                    EXPENSES

     2.01 EXPENSES. In the event that this Agreement shall be terminated, all further obligations of the parties under this Agreement shall terminate without further liability of either party and each party shall be responsible, without reimbursement from the other, for all its costs and expenses incurred incident to negotiations and preparation of this Agreement and to performance of and compliance with all agreements and conditions contained herein on their part to be performed or complied with, including the fees, expenses and disbursements of counsel. In the event that the Merger shall be consummated each party hereto will pay all of its costs and expenses in connection therewith. Notwithstanding anything hereinabove contained, whether or not the Merger shall be consummated, PII and Particle shall divide any printing and mailing costs incurred in connection therewith in proportion to the number of stockholders of record of PII and Particle respectively if such is required by applicable laws.


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



                                   ARTICLE III

                               SPECIFIC CONDITIONS

     3.01 FINANCIAL STATEMENT REQUIREMENTS. If PII shall not within Sixty (60) days after the Effective Time of the Merger provide to Intercell its audited financial statements, prepared in accordance with generally accepted accounting principles and satisfying the requirements of the Securities and Exchange Commission, Intercell shall have the right (upon proof of delivery of written Notice of Termination to PII) to terminate the Merger Ten (10) days thereafter and all parties shall be returned to their status quo, without reservation, prior to the Effective Time of the Merger. PII agrees to such termination under these conditions.

     3.02  OTHER SPECIFIC LEGAL REQUIREMENTS.  None.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.10 GENERAL. PII (and its shareholders), Particle and Intercell hereby mutually represent, warrant, acknowledge and agree that each has had made available to it all material information deemed necessary, essential, appropriate or material to such party toward making an informed investment decision in connection with the transaction described herein. Further, PII, Particle and Intercell mutually represent and warrant to each other that full and unrestricted access to all information necessary to verify such information and an opportunity to question the officers and directors of each has been made available to it. PII, Particle and Intercell mutually represent and warrant that each is in whatever capacity, in corporate good standing under the laws of their respective jurisdictions, legally competent and duly authorized by action of its Board of Directors (and if applicable, by action of its shareholders) to enter into and to execute this Agreement as a valid, legal, binding and enforceable agreement.

     4.02  SPECIFIC.

     4.02.1 INVESTMENT INTENT. All shareholders of PII who are acquiring the securities of Intercell by virtue of this Agreement and the transaction described herein, represent and warrant to Intercell, its transfer agent, its counsel, officers and directors and to all applicable governmental authorities, that each is acquiring the securities of Intercell, with a view toward investment and not distribution, acknowledges that the securities being received are "restricted securities" within the meaning of the Securities Act of 1933, as amended, acknowledges that the certificates representing such securities will be endorsed with a restrictive legend and that Intercell shall place a "Stop Transfer" order with its transfer agent against further transfer of such securities unless and until such transfers may be made in compliance with applicable federal and state securities laws. If requested by counsel to Intercell the shareholders of PII agree to execute Investment Representation Letters to that effect and deliver same to counsel to Intercell.

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

     4.02.2 OFFER AND SALE, REPRESENTATION BY COUNSEL. All shareholders of PII acknowledge and represent that this Agreement and the Merger were negotiated while they collectively and physically were present and assembled in the State of Colorado, in the presence of counsel of their choice, and that the offer, sale and delivery after sale of the Intercell Common Stock made to them was initially and exclusively made to them while they were present at such negotiations in Colorado. Each shareholder of PII specifically represents and warrants that at no time did Intercell or any affiliate of Intercell make any offer, sale or delivery after sale to them, at anytime, of any type of security of Intercell or its affiliates, in the State of California or any other state.

     Each of the shareholders of PII represent and warrant that they have had an adequate opportunity to discuss all of the terms and conditions of this Agreement and the Merger with their counsel, to their full satisfaction and that they have read the Agreement and fully understand, accept and approve the Agreement and the Merger.


                                    ARTICLE V

                                     GENERAL

     5.01 AMENDMENT. To the extent permitted by applicable law, this Agreement and any exhibit attached hereto may be amended upon authorization by the Boards of Directors of the parties hereto before or after any meeting of the stockholders or of the parties, at any time prior to the Closing Date, except that no such amendment shall affect the rate of exchange provided herein, unless approved in writing, by all parties.

     5.02 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by express delivery, registered or certified mail, postage prepaid, or delivered by messenger, addressed if to PII:

                      Louis DiFrancesco
                      31032 Hershey Avenue
                      Hayward, CA 94544

with a copy to:

                      Kurt English, Esq.
                      P.O. Box 2817
                      Newport Beach, CA 92663

and if to Particle or Intercell:

                      Intercell Corporation
                      999 West Hastings Street, Suite 1750
                      Vancouver, BC Canada V6C 2W2
with a copy to:

                      Paul H. Metzinger, P.C.
                      370 17th Street, Suite 3290
                      Denver, CO 80202

or such other address as shall be furnished in writing by either party, and any such notice or communication shall be deemed to have been given as of the date so mailed (except that a notice of change of address shall not be deemed to have been given until received by the addressee) or the date of delivery of the notice if delivered by messenger.

     5.03 NO ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise.

     5.04 HEADINGS. The description heading of the several Articles, Sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     5.05 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which may be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     5.06 CONFIDENTIAL TREATMENT OF INFORMATION. PII and Intercell agree that in the event the transactions contemplated by this Agreement shall not be consummated, each party will keep and maintain in strict confidence all information concerning the properties, business, activities and assets of PII and Intercell obtained in the course of its or their examination pursuant to the provisions of this Agreement and shall return to the other all copies of documents, data, schedules and the like that such party shall have theretofore acquired from the other party in connection with this Agreement.

     5.07 PUBLICITY. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by PII and Intercell and approved by their respective counsel. No party shall act unilaterally in this regard without the prior approval of the other.

     5.08 FURTHER DOCUMENTS. Intercell, Particle and PII agree to execute any and all other documents and to take such other action or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

     5.09 ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto and the Schedules and other documents and materials referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

     5.10 APPLICABLE LAW. This Agreement shall be governed by, and its terms and provisions shall be construed and enforced in accordance with the laws of the State of Colorado.


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



     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed by its officers thereunto duly authorized, all as of the day and year written.


                                        PARTICLE INTERCONNECT, INC.
                                             (A California Corporation)

                                            /s/ Louis DiFrancesco
                                        By:  _______________________________
                                                Louis DiFrancesco, President

                                        ATTEST:

                                            /s/ Patricia H. Grihalva
                                        By:  _______________________________
                                                Patricia H. Grihalva,
                                                Assistant Secretary


STATE OF COLORADO                 )
                                  ) ss.
COUNTY OF EL PASO                 )

     The foregoing instrument was acknowledged before me this 3rd day of September, 1996 by Louis DiFrancesco and Patricia H. Grihalva, respectively, of Particle Interconnect, Inc., a California corporation, on behalf of the corporation.


                                             /s/ Paul H. Metzinger
                                             -----------------------------------
                                             Paul H. Metzinger

My commission expires January 13, 1997.


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


                                    PARTICLE INTERCONNECT CORPORATION
                                             (A Colorado Corporation)


                                         /s/ Gordon J. Sales
                                    By:  ___________________________________
                                         Gordon J. Sales,
                                         President & Chief Executive Officer

                                    ATTEST:


                                         /s/ Alan M. Smith
                                    By:  ____________________________________
                                         Alan M. Smith, Secretary


STATE OF COLORADO                       )
                                        ) ss.
COUNTY OF EL PASO                       )

     The foregoing instrument was acknowledged before me this 3rd day of September, 1996 by Gordon J. Sales and Alan M. Smith, respectively, of Particle Interconnect Corporation., a Colorado corporation, on behalf of the corporation.


                                           /s/ Paul H. Metzinger
                                           -----------------------------------
                                           Paul H. Metzinger



My commission expires January 13, 1997.



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




                                      INTERCELL CORPORATION
                                        (A Colorado Corporation)

                                           /s/ Gordon J. Sales
                                      By:  _____________________________________
                                           Gordon J. Sales,
                                           President & Chief Executive Officer

                                      ATTEST:

                                           /s/ Alan M. Smith
                                      By:  _____________________________________
                                           Alan M. Smith,
                                           Secretary


STATE OF COLORADO                       )
                                        ) ss.
COUNTY OF EL PASO                       )

     The foregoing instrument was acknowledged before me this 3rd day of September, 1996 by Gordon J. Sales and Alan M. Smith, respectively, of Intercell Corporation., a Colorado corporation, on behalf of the corporation.


                                            /s/ Paul H. Metzinger
                                            -----------------------------------
                                            Paul H. Metzinger



My commission expires January 13, 1997


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